CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Templeton Funds of our reports dated October 23, 2023, relating to the financial statements and financial highlights, which appear in Templeton World Fund, Templeton Foreign Fund and Templeton International Climate Change Fund’s Annual Reports on Form N-CSR for the year ended August 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

December 22, 2023